Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Synalloy Corporation:

We consent to the incorporation by reference in the registration statements No. 333-230447 on Form S-3 and No. 333-188937 on Form S-8 of Synalloy Corporation of our report dated March 9, 2021, with respect to the consolidated balance sheets of Synalloy Corporation as of December 31, 2020 and 2019, the related consolidated statements of operations and comprehensive loss, shareholders’ equity, and cash flows for each of the years then ended, and the related notes and financial statement Schedule II, which report appears in the December 31, 2020 annual report on Form 10‑K of Synalloy Corporation.
/s/ KPMG LLP
Richmond, Virginia
March 9, 2021